Exhibit 19.1

CIRCLE INTERNET GROUP, INC.
Statement of Policy Concerning Trading in Company Securities
Effective June 4, 2025
I.Summary of Policy Concerning Trading in Company Securities
A.Trading Restrictions
It is the general policy of Circle Internet Group, Inc. and its subsidiaries (collectively, the “Company”) that it will, without exception, comply with all applicable laws and regulations in conducting its business and that, when carrying out Company business, directors, officers and employees must avoid any activity that violates applicable laws or regulations. To this end, when trading in Company securities, each director, officer, employee of the Company, and each other person listed below is expected to abide by this policy (such policy, the “Trading Policy”). In order to avoid even an appearance of impropriety, the Company’s directors, officers, and certain other employees, persons, and entities are subject to pre-approval requirements described below and other limitations on ability to enter into transactions involving securities (i.e., shares, bonds, notes, debentures, limited partnership units, or other equity or debt securities) and digital assets (i.e., assets issued and transferred using distributed ledger or blockchain technology, such as Bitcoin, Ethereum, tokens, cryptocurrencies, cryptosecurities, and other similar assets), regardless of whether such securities and digital assets are issued by the Company or another company, entity, or protocol.
Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the adoption, amendment, suspension, or termination of any such written trading plan is subject to pre-approval requirements and other limitations described in the Company’s Rule 10b5-1 Trading Plan Guidelines attached as Exhibit A hereto.
The Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), prosecutors, and plaintiffs’ lawyers devote considerable resources to identifying insider trading. A breach of the insider trading laws could expose the Insider (as defined below) or anyone who trades on information provided by an Insider to criminal fines and imprisonment, in addition to civil penalties and injunctive actions. Even if allegations of insider trading do not lead to a conviction, defending against such allegations is expensive. In addition, the mere perception that an Insider traded with the knowledge of material non-public information could harm the reputation of the Company and that Insider. Accordingly, the Company’s Trading Policy is in some cases more restrictive than what applicable insider trading laws might otherwise require.
B.Who Is Subject to This Trading Policy
Except where stated otherwise, this Trading Policy applies to the following individuals and entities, without regard to where they are located in the U.S. or internationally. We refer to these individuals and entities collectively as “Insiders”:
●directors, officers, and employees of the Company and its subsidiaries;

●contractors, consultants, and certain other persons who may gain access to Company non-public information;
●the spouses, domestic partners, and minor children (even if financially independent) of such directors, officers, or employees (collectively, “Family Members”);
●anyone to whom Company directors, officers, or employees provide significant financial support;
●anyone with whom Company directors, officers, or employees share a household; and
●any entity or account over which the persons listed above, have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest, other than any blind trust that is approved by the General Counsel or his/her designee (the persons and entities contemplated by this bullet and the three preceding bullets, the Insider’s “associates”).
An Insider who is no longer employed by the Company or no longer provides services to the Company (and such Insider’s associates) continues to be subject to this Trading Policy until such Insider is no longer in possession of any material non-public information received during or as a result of such Insider’s employment or service with the Company.
Because of their access to confidential information on a regular basis, Company policy subjects its directors, officers, and certain employees (the “Window Group”) to additional restrictions on trading in Company securities as discussed in section II.C. below. In addition, directors, officers, and certain employees with knowledge of material inside information may be subject to ad hoc restrictions on trading from time to time.
Furthermore, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Exhibit B hereto and the prior approval of the General Counsel or his/her designee.
II.Prohibition on Trading in Securities While in Possession of Material Non-Public Information
A.General Rule and Definitions
An Insider must not place a purchase or sale order or otherwise transact in (including via gift) securities or digital assets, while in possession of material non-public information regarding the securities, digital assets, or the issuer of the securities or digital assets. In addition, an Insider in possession of material non-public information must not provide other people with such information or recommend that they buy or sell securities or digital assets due to the knowledge of or otherwise on the basis of such information (this is called “tipping”).
For example, if an employee of the Company learns material non-public information through the course of his/her employment, the employee is prohibited from buying or selling securities

(including the Company’s securities and the securities of other companies that could be impacted by the information) and digital assets that could be impacted by the information until the information has been adequately disclosed to the public. This is because the employee knows information that could cause the price of the security and/or digital assets to change and has a duty to the Company not to use the information for his/her personal gain. Trading on the basis of material non-public information is fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
“Material”: Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. Courts and regulators often second-guess materiality determinations with the benefit of hindsight. If you have any uncertainty about whether information is material, you should consult with the Legal Department and otherwise treat it as if it were material. Some examples of information that could be considered material include:
●significant changes in the Company’s reserve composition, prospects, or key performance indicators;
●actual, anticipated, or targeted revenue, earnings, dividends, and other financial information;
●operational developments that could affect the Company’s financial performance or forecasts, such as changes in the Company’s relationship with a key customer, distributor, custodian, banking partner, or other business partner;
●significant information relating to the operation of products or services, such as new products or services, major modifications, or performance issues, significant pricing changes, or other announcements of a significant nature;
●financial, sales, and other significant internal business forecasts, or a change in previously released estimates;
●pending or proposed mergers, business acquisitions, tender offers, joint ventures, restructurings, dispositions, or the expansion or curtailment of operations;
●significant cybersecurity or data protection events, including but not limited to any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information;
●proposed equity or debt offerings, significant borrowing, and repurchase programs;
●changes in debt ratings, or analyst upgrades, or downgrades of the issuer or one of its securities;
●significant changes in accounting treatment, asset impairments, write-offs, or effective tax rate, or restatement of financial results;
●pending or threatened significant litigation or governmental investigation, or the resolution of such matters;
●any default under or acceleration of any financial obligation, liquidity problems, outsized redemption requests, or impending bankruptcy;

●auditor notification that the Company may no longer rely on an audit report;
●changes in the Board or Executive Officers, other major personnel changes;
●stock splits or other corporate actions; and
●updates regarding any prior material disclosure that has materially changed.
“Non-public”: Information is non-public if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (for example, the filing of a Form 8-K or issuance of a press release) and/or the investing public has not had time to fully absorb the information. As a general rule, at least one full trading day must pass after the dissemination of non-public information before it is no longer considered non-public. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is non-public information.
Information obtained through the course of employment or service as a director does not belong to individual Insiders who may handle it or otherwise become knowledgeable about it. The information is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company without authorization violates her confidentiality obligations to the Company and may be in breach of her fiduciary, loyalty, or other duties to the Company. More particularly, trading on the basis of Company inside information harms the Company and its investors.
B.Guidelines
The following guidelines should be followed to ensure compliance with applicable antifraud laws and with the Company’s policies:
●Nondisclosure. Material non-public information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it, or with prior approval of the General Counsel or his/her designee. No Insider should discuss material non-public information in public places or in common areas on Company property.
●Trading in Company Securities. No Insider may place a purchase or sale order or otherwise transact in (including via gift), or recommend that another person place a purchase or sale order or otherwise transact in, the Company’s securities when he or she has knowledge of material non-public information concerning the Company. This includes orders for purchases and sales of stock, convertible securities, and other securities (e.g., bonds) and includes increasing or decreasing investment in Company securities through a retirement account. This prohibition does not apply to (i) transactions pursuant to Rule 10b5-1 plans established in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines attached as Exhibit A hereto, (ii) exercises of employee stock options for cash, provided the stock that is acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an Insider who is in possession of material non-public information, including in a “cashless” exercise, or (iii) the decision as to whether to participate in an employee stock purchase plan. Any Insider who possesses material non-public information should wait until after one full trading day after the information has been publicly released before trading. There is no exception to this Trading Policy, even for hardship to the Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).
●Trading in Another Company’s Securities. No Insider may place a purchase or sale order or otherwise transact in (including via gift), or recommend that another person place a purchase or sale order or otherwise transact in, the securities of another company if the Insider learns in the course of his/her employment or service with the Company any material non-public information with respect to such securities. For example, it would be a violation of the securities laws if a Company employee learned through his role at the Company that the Company intended to amend or terminate a material distributor contract and then placed an order to buy or sell stock in that distributor company because of the likely increase or decrease in the value of its securities.
●Trading in Digital Assets. No Insider may place a purchase or sale order or otherwise transact in (including via gift), or recommend that another person place a purchase or sale order or otherwise transact in, any digital assets (regardless of whether such digital assets are issued by the Company or another company) if the Insider learns in the course of his/her employment or service with the Company any material non-public information with respect to such digital assets.
●Avoid Speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short-range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict with the best interests of the Company and its stockholders. Although this Trading Policy does not mean that Insiders may never sell shares, the Company encourages Insiders to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.
●Trading Window. Transactions in the Company’s securities by Insiders are permitted after the completion of one full trading day following an earnings release with respect to the preceding fiscal period until the fifteenth calendar day of the last month of the then current fiscal quarter (the “Window”). No transaction in the Company’s securities is permitted outside the Window except with prior approval by the General Counsel; provided that, if the General Counsel wishes to transact outside the Window, it shall be subject to prior approval by the President. From time to time the General Counsel may determine that no transactions may occur even during the Window. This may occur as a result of a material development that has not yet been publicly disclosed. No reasons may be provided and the closing of the Window may itself constitute material inside information that should not be communicated. The foregoing trading window requirement does not apply to (i) transactions pursuant to Rule 10b5-1 plans established in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines attached as Exhibit A hereto, (ii) exercises of employee stock options for cash, provided, that stock acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an Insider who is in possession of material non-public information, including in a “cashless” exercise, or (iii) the decision as to whether to participate in an employee stock purchase plan.

C.Additional Restrictions on the Window Group and the Section 16 Insiders
The Window Group consists of (i) directors and Section 16 officers of the Company and their assistants and associates, (ii) certain senior employees in the Company’s finance, legal, treasury, and investor relations departments designated by the General Counsel or his/her designee, and (iii) such other employees, contractors, or consultants as may be designated from time to time and informed of such status by the General Counsel or his/her designee. A list of the individuals and entities comprising the Window Group will be maintained by the General Counsel or his/her designee. All transactions in the Company’s securities by Window Group members are subject to prior review and clearance by the General Counsel or his or her designee. Requests for pre-clearance should be set to CorporateSecretary@circle.com. Pre-clearances will remain valid for three full trading days following the date on which the pre-clearance request was granted (unless otherwise specified by the General Counsel or his or her designee at the time of granting). Notwithstanding pre-clearance, every person is individually responsible for their compliance with the Trading Policy and with applicable insider trading laws.
In addition, purchases and sales of the Company’s securities by Section 16 officers of the Company and certain other individuals designated by the General Counsel are permitted only under Rule 10b5-1 plans established in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines attached as Exhibit A hereto. Any purchase or sale of the Company’s securities outside of these Rule 10b5-1 plans requires prior approval from the General Counsel; provided that if the General Counsel intends to trade outside of his/her established Rule 10b5-1 plan, the transaction must receive prior approval from the President.
D.Hedging and Derivatives
Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars, or other derivatives) that are designed to hedge or speculate on any change in the market value of any security or digital asset issued by the Company. As discussed below, Insiders are also prohibited from shorting any security or digital asset issued by the Company.
Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the price of the stock or other underlying assets will move rapidly. For that reason, when an Insider trades in options in securities or digital assets issued by the Company, it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of non-public information, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer, or employee to prove that he or she did not know about the announcement or event. If the SEC or FINRA were to notice active options trading by one or more directors, officers, or employees of the Company prior to an announcement, they would likely investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Insiders from engaging in derivative transactions as described above involving any security or digital asset issued by the Company. This policy does not apply to employee stock options granted by the Company, which cannot be traded.
E.Pledging of Securities, Margin Accounts
The Company prohibits Insiders from pledging any security or digital asset issued by the Company, including by purchasing such securities or digital assets on margin or holding such securities or digital assets in a margin account. Pledged securities or digital assets may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an Insider has material non-public information or is otherwise not permitted to transact in the securities or digital assets, the Company prohibits Insiders from pledging. Notwithstanding anything to the contrary in this paragraph, pledging the Company’s digital assets for staking purposes or in relation to de-centralized finance projects is permitted, so long as an Insider is not taking a position adverse to or betting against the price of the Company’s digital assets or the reserves underlying such assets.
F.Applicability of U.S. Securities Laws to International Transactions
All Insiders of the Company and its subsidiaries, whether domestic or international, are subject to this Trading Policy. In addition, U.S. securities laws may be applicable to transactions executed outside the United States, as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States or if you are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.
III.Violations of This Trading Policy
Insiders who violate this Trading Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Trading Policy has been violated based on the information available.
There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms, and disgorgement of any profits gained or losses avoided.
IV.Protected Activity Not Prohibited, and Reporting
Nothing in this Trading Policy, or any related guidelines or other documents or information provided in connection with this Trading Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Reporting Concerns Policy, as amended from time to time.
If you believe someone is violating this Trading Policy or otherwise using material non-public information that they learned through his or her position at or relationship with the Company to trade securities or digital assets, you should report it to the General Counsel directly or through speakup@circle.com. You may also report concerns 24/7/365 to the Circle Ethics HelpLine by phone at 1 (833) 416-6733, or online at circle.ethicspoint.com, anonymously, if preferred. Circle strictly prohibits retaliation for reporting concerns in good faith or for participating in an investigation.

Exhibit A
CIRCLE INTERNET GROUP, INC.
Rule 10b5-1 Trading Plan Guidelines
The following guidelines apply for any Rule 10b5-1 trading plan (a “10b5-1 Plan”) relating to securities of the Company. All 10b5-1 Plans entered into by Insiders and any amendment, suspension, or termination must comply with Rule 10b5-1 of the Exchange Act, the Trading Policy, and other Company policies and must meet the following conditions:
Participants
Insiders are eligible to adopt a 10b5-1 Plan.
General
A 10b5-1 Plan must not permit an Insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales. Sales under a 10b5-1 Plan must be via an approved broker. The Insider must act in good faith with respect to a 10b5-1 Plan when the Plan is adopted and for the duration of the Plan, and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan must include a representation by the Insider certifying that (a) such person is not in possession of material non-public information about the Company or its securities, (b) such person has complied or is on track to comply with the minimum stock ownership guidelines, if any, applicable to such person, and (c) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.
Pre-Approval
For Window Group members, each 10b5-1 Plan, and any amendment, suspension, or termination of a 10b5-1 Plan, must be approved in writing by the General Counsel or his/her designee prior to the adoption, amendment, suspension, or termination of such plan.
Requirements for 10b5-1 Plans
●Timing. Each 10b5-1 Plan must be adopted (i) during an open trading window under the Trading Policy and (ii) when the Insider does not otherwise possess material non-public information about the Company.
●Form. Each 10b5-1 Plan must be in writing and signed by the Insider. The form of each 10b5-1 Plan and any subsequent amendment, suspension or termination must be consistent with these guidelines.
●Term. Each 10b5-1 Plan must be structured to remain in place for at least six months after the effective date of such plan.
●Cooling-Off Period. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For Insiders who are directors or Section 16 officers (“D&O Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (x) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (y) two business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan. For all other Insiders (the “Other Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan.
●Specifications. Each 10b5-1 Plan must either (i) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (ii) specify or set an objective formula or algorithm for determining the amount of stock to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.
●Mandatory Suspension. Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory, or contractual restrictions are imposed on the Insider, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan.
●Compliance with Rule 144. All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.
●Broker Obligation to Provide Notice of Trades. Each 10b5-1 Plan entered into by a person subject to Section 16 filing requirements must provide that the broker will provide notice of any trades under the 10b5-1 Plan to the Insider, the Company’s stock plan service provider (which is currently Fidelity), and the Corporate Secretary of the Company at CorporateSecretary@circle.com, in sufficient time to allow for the Insider to make timely filings under the Exchange Act.
●Insider Obligation to Make Exchange Act Filings and Company Disclosures. Each 10b5-1 Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act, as a result of or in connection with trades under such 10b5-1 Plan, are the sole obligation of such Insider and not the Company.
Amendment, Suspension, and Termination
An Insider may voluntarily amend, suspend, or terminate a 10b5-1 Plan only (i) during an open trading window under the Trading Policy and (ii) when the Insider does not otherwise possess material non-public information about the Company. See “Pre-Approval” for pre-approval requirements for Window Group members.
An Insider is limited to one amendment or suspension of a 10b5-1 Plan during its term.
Insiders may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan, or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same).

If an Insider terminates a 10b5-1 Plan prior to its stated duration, such Insider may not trade in Company securities (other than pursuant to another 10b5-1 Plan already in place) for a period of at least 30 days following such termination; provided, however, that any trades following such termination shall comply with the Trading Policy. If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan.
Limitations and Prohibited Practices
Only One Plan in Effect at Any Time
An Insider may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by an Insider to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Insider’s 10b5-1 Plan, provided that (i) the Election is made during an open trading window under the Trading Policy, (ii) at the time of the Election, the Insider is not in possession of any material non-public information with respect to the Company or any of its securities, (iii) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (iv) the Insider does not have, and will not attempt to exercise, authority, influence, or control over any such Sales to Cover, and (v) the Election contains appropriate representations as to clauses (ii)-(iv).
An Insider may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods), and otherwise complies with the guidelines regarding the first trade described above. A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.
Limitation on Single-Trade Arrangements
In any 12-month period, an Insider is limited to one “single-trade plan”—one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (i) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time of the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions, and (ii) Sales to Cover.
No Hedging
As described in the Trading Policy, Insiders are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company securities. Further to this end, an Insider adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.

Required Disclosures
The Company will also disclose in its quarterly and annual reports the material terms of the 10b5-1 Plans adopted or terminated (which includes modifications, but not 10b5-1 Plans that naturally terminate during the period in accordance with their terms) by D&O Insiders, as required by SEC rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement, and the aggregate number of securities under the 10b5-1 Plan.
Persons subject to Section 16 filing requirements must footnote trades disclosed on Forms 4 and Forms 144 to indicate that the trades were made pursuant to a 10b5-1 Plan.

Exhibit B
CIRCLE INTERNET GROUP, INC.
Company Trading Policies and Procedures
These policies and procedures govern repurchases of the Company’s equity securities (“Repurchases”) approved from time to time by the Board of Directors (the “Board”) of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of material non-public information concerning the Company (“MNPI”). Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s Trading Policy.
1.Policy. It is the Company’s policy that no Repurchases may take place outside when a Window is in effect or when the Company is otherwise in possession of MNPI, other than Repurchases made pursuant to a Rule 10b5-1 Plan or otherwise in compliance with applicable law.
2.Trading Activity. Any Repurchases, or the adoption of a Rule 10b5-1 Plan to effect Repurchases, shall be subject to the following procedures:
(a)The adoption of a Rule 10b5-1 Plan shall be subject to prior written approval by the General Counsel. The General Counsel shall take such steps as he or she deems reasonably necessary to ascertain that the Company is not in possession of MNPI at the time of plan adoption, including but not limited to consulting with other members of senior management (each, an “Authorized Officer”) and/or legal counsel.
(b)With respect to Repurchases that have been approved by the Board, if at any time during the period such Repurchases are scheduled to take place, the General Counsel or any Authorized Officer become aware of any MNPI, he or she shall notify the relevant employee(s) at the Company responsible for effecting Repurchases as soon as practicable to suspend such Repurchases.
(c)Once the General Counsel and such Authorized Officer are satisfied that, to their knowledge, the Company is no longer in possession of MNPI, they shall notify the relevant employee(s) that the Company may resume its Repurchases.
3.Recordkeeping. The Legal Department shall maintain a record of the communications referred to in these policies and procedures in compliance with the Company’s recordkeeping policies.
4.Training. Company directors, officers, and employees who are involved in the Company’s securities trading activities shall be provided training on the Trading Policy and these policies and procedures consistent with the Company’s employee training policies.
5.Modification or Waiver. These policies and procedures may be modified, and specific requirements therein may be waived, subject to approval by the General Counsel if he or she deems such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law.

6.Amendments. These policies and procedures may be reviewed periodically as determined by the General Counsel. Any material amendments to these policies and procedures shall require the approval of the General Counsel.

1.Supplement to Trading Policy
2.Other Limitations on Securities Transactions
A.Public Resales – Rule 144
The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers, and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.
The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex.
1.Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.
2.Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.
Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:
1.Volume Limitations. The amount of debt securities that can be sold by an affiliate and by certain persons associated with the affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.
2.Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market maker or in riskless principal transactions.
3.Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements.”
Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made without limitation on the amount of the gift, subject to the terms of this Trading Policy and in compliance with applicable law. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.
B.Private Resales
Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment.
C.Underwriter Lock-Up Agreements
All of the directors and executive officers and substantially all equity holders of the Company have agreed to additional limitations on their ability to transfer, pledge, or convey any of the economic consequences of ownership of any Company securities, subject to limited exceptions, for a period ending on the earlier of (i) the date that is the second trading day after the Company publicly announces its earnings for the quarter ending September 30, 2025 and (ii) the date that is 180 days after the date hereof.
D.Restrictions on Purchases of Company Securities
In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Legal Department if you desire to make purchases of Company stock during any period in which the Company is conducting an offering. Similar considerations may apply during a period when the Company is conducting or has announced a tender offer.

E.Disgorgement of Profits on Short-Swing Transactions – Section 16(b)
Section 16 of the Exchange Act applies to directors and executive officers of the Company and to any person owning more than 10% of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “Section 16 insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires Section 16 insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements” below). Section 16(b) requires Section 16 insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits Section 16 insiders from engaging in short sales (see “Prohibition of Short Sales” below).
Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.
Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is generally not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.
The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers, certain corporate reorganizations, and transactions in convertible or derivative securities (such as stock options and stock appreciation rights). Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members or a family trust) whose securities are deemed to be beneficially owned by the insider.
The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for Section 16 insiders and the Company, directors and officers are strongly urged to consult with the Legal Department, prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).
F.Prohibition of Short Sales
Under Section 16(c), Section 16 insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors, officers, and employees from selling the

Company’s stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.
G.Filing Requirements
1.Form 3, 4, and 5. Under Section 16(a) of the Exchange Act, Section 16 insiders must file with the SEC public reports disclosing their holdings of, and transactions involving, the Company’s equity securities. An initial report on Form 3 must be filed by every Section 16 insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he or she became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. The Form 4 filing requirement and filing deadline also apply to any donation or gift of company equity securities by the insider, regardless of the recipient. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.
All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts ordinarily are reportable. Moreover, a director or officer who has ceased to be a director or officer must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider. Form 4 also must reflect the insider’s holdings immediately after the reported transaction, so it is important to maintain an accurate account of the insider’s holdings over time.
The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he or she obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same household. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.
It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Section 16 insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of Section 16 insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, all directors and officers must notify the Company’s Legal Department, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company stock, and are strongly encouraged to avail themselves of the assistance available from the Legal Department in satisfying the reporting requirements.
2.Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.
A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.
A limited category of persons (such as banks, broker-dealers, and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. Under rules adopted in 2023, beginning on September 30, 2024, which is the date the new Schedule 13G deadlines become effective, a report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached.
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.
3.Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.